As filed with the Securities and Exchange Commission on May 17, 2019.

Registration No. 333-231081

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

IDEAYA Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	47-4268251
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7000 Shoreline Court, Suite 350

South San Francisco, California 94080

(650) 443-6209

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Yujiro Hata

President and Chief Executive Officer

IDEAYA Biosciences, Inc.

7000 Shoreline Court, Suite 350

South San Francisco, California 94080

(650) 443-6209

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark V. Roeder Benjamin A. Potter Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600	Alan F. Denenberg Stephen Salmon Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-231081, to is being submitted for the purposes of filing Exhibits 3.3, 10.8, 10.9, 10.10, 10.11 and 10.12. No changes or additions are being made hereby to the preliminary prospectus constituting Part I of the Registration Statement. Accordingly, the preliminary prospectus constituting Part I of the Registration Statement has been omitted.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the FINRA filing fee and the Nasdaq Global Market listing fee.

Item	Amount paid or to be paid
SEC registration fee	$10,454
FINRA filing fee	$13,438
Nasdaq Global Market Listing fee	$150,000
Printing and engraving expenses	$475,000
Legal fees and expenses	$1,500,000
Accounting fees and expenses	$1,000,000
Blue Sky, qualification fees and expenses	$10,000
Transfer Agent fees and expenses	$4,000
Miscellaneous expenses	$87,108

Total	$3,250,000

Item 14. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we shall indemnify our directors and officers, and may indemnify our employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

we shall advance expenses to our directors and officers and may advance expenses to our employees and agents in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation, to be attached as Exhibit 3.2 hereto, and our amended and restated bylaws, to be attached as Exhibit 3.4 hereto, provide for the indemnification provisions described above and elsewhere herein. We have entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information as to all securities we have sold since January 1, 2016, which were not registered under the Securities Act.

1.	In July and November 2015 and January 2016, we issued subordinated convertible promissory notes in an aggregate principal amount of $4 million to two accredited investors.

2.

In March 2016, January 2017 and January 2018, we issued an aggregate of 5,794,727 shares of Series A redeemable convertible preferred stock to 12 accredited investors at a price per share of either (i) $8.1415 in cash or (ii) with respect 626,787 shares of Series A redeemable convertible preferred stock issued upon conversion of convertible promissory notes issued by us, $4.1 million in cancellation of indebtedness, for a total amount raised (including the cancellation of indebtedness including accrued interest thereon) of $46.2 million.

3.

In January and March 2018, we issued an aggregate of 7,081,452 shares of Series B redeemable convertible preferred stock to 23 accredited investors at a price per share of $13.2770 for aggregate proceeds to us of $94 million.

4.

In September 2018, we issued 263,615 shares of Series B redeemable convertible preferred stock to one accredited investor as partial consideration for licenses under a license agreement for no cash consideration.

5.

We granted stock options and stock awards to employees, directors and consultants covering an aggregate of 2,799,865 shares of common stock, at a weighted-average exercise price of $4.39 per share. Of these, options covering an aggregate of 144,405 shares were cancelled without being exercised.

6.

We sold an aggregate of 852,804 shares of common stock to employees, directors and consultants for cash consideration in the aggregate amount of $0.7 million pursuant to stock options and restricted stock awards.

We claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraphs (1) through (4) by virtue of Section 4(a)(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(a)(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (5) and (6) above under Section 4(a)(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

Item 16. Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately following Item 17 for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith

1.1	Form of Underwriting Agreement.	S-1/A	05/13/2019	1.1

3.1	Amended and Restated Certificate of Incorporation, as amended, currently in effect.	S-1/A	05/13/2019	3.1

3.2	Amended and Restated Certificate of Incorporation, effecting a stock split.	S-1/A	05/13/2019	3.2

3.3	Form of Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the consummation of this offering.				X

3.4	Bylaws, currently in effect.	S-1	04/26/2019	3.4

3.5	Form of Amended and Restated Bylaws, to be in effect immediately prior to the consummation of this offering.	S-1/A	05/13/2019	3.5

4.1	Reference is made to Exhibits 3.1 through 3.5.

4.2	Form of Common Stock Certificate.	S-1/A	05/13/2019	4.2

5.1	Opinion of Latham & Watkins LLP.	S-1/A	05/13/2019	5.1

10.1†	License agreement by and between IDEAYA Biosciences, Inc. and Novartis International Pharmaceutical, Inc. dated as of September 19, 2018.	S-1	04/26/2019	10.1

10.2(a)†	Evaluation, Option and License Agreement by and among IDEAYA Biosciences, Inc., Cancer Research Technology Ltd. and University of Manchester dated as of April 28, 2017.	S-1	04/26/2019	10.2(a)

10.2(b)	Amendment #1 to Evaluation, Option and License Agreement by and among IDEAYA Biosciences, Inc., Cancer Research Technology Ltd. and University of Manchester dated as of April 24, 2019.	S-1	04/26/2019	10.2(b)

10.3	Amended and Restated Investors’ Rights Agreement, by and among IDEAYA Biosciences, Inc. and the investors listed therein, dated January 31, 2018.	S-1	04/26/2019	10.3

10.4(a)#	2015 Equity Incentive Plan, as amended.	S-1	04/26/2019	10.4(a)

10.4(b)#	Form of Stock Option Agreement under 2015 Equity Incentive Plan.	S-1	04/26/2019	10.4(b)

10.4(c)#	Form of Early Exercise Stock Option Agreement under 2015 Equity Incentive Plan.	S-1	04/26/2019	10.4(c)

10.4(d)#	Form of Stock Purchase Right Grant Notice and Restricted Stock Purchase Agreement under 2015 Equity Incentive Plan.	S-1	04/26/2019	10.4(d)

10.5(a)#	2019 Incentive Award Plan.	S-1/A	05/13/2019	10.5(a)

10.5(b)#	Form of Stock Option Grant Notice and Stock Option Agreement under the 2019 Incentive Award Plan.	S-1/A	05/13/2019	10.5(b)

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith

10.5(c)#	Form of Restricted Stock Award Agreement under the 2019 Incentive Award Plan.	S-1/A	05/13/2019	10.5(c)

10.5(d)#	Form of Restricted Stock Unit Award Grant Notice under the 2019 Incentive Award Plan.	S-1/A	05/13/2019	10.5(d)

10.6#	2019 Employee Stock Purchase Plan.	S-1/A	05/13/2019	10.6

10.7(a)#	Form of Executive Employment Agreement	S-1/A	05/13/2019	10.7(a)

10.7(b)#	Employment Agreement by and between IDEAYA Biosciences, Inc. and Yujiro Hata.	S-1/A	05/13/2019	10.7(b)

10.8#	Employment Agreement by and between IDEAYA Biosciences, Inc. and Michael Dillon.				X

10.9#	Employment Agreement by and between IDEAYA Biosciences, Inc. and Julie Hambleton.				X

10.10#	Employment Agreement by and between IDEAYA Biosciences, Inc. and Jeffrey Hager.				X

10.11#	Employment Agreement by and between IDEAYA Biosciences, Inc. and Mark Lackner.				X

10.12#	Employment Agreement by and between IDEAYA Biosciences, Inc. and Paul Stone.				X

10.13	Non-Employee Director Compensation Program.	S-1/A	05/13/2019	10.13

10.14	Form of Indemnification Agreement for directors and officers.	S-1/A	05/13/2019	10.14

10.15	Lease Agreement by and between IDEAYA Biosciences, Inc. and ARE-SAN FRANCISCO NO. 17, LLC dated August 26, 2016.	S-1	04/26/2019	10.15

10.16	Letter Agreement Amendment to Lease Agreement by and between IDEAYA Biosciences, Inc. and ARE-SAN FRANCISCO NO. 17, LLC dated January 27, 2017.	S-1	04/26/2019	10.16

10.17	First Amendment to Lease Agreement by and between IDEAYA Biosciences, Inc. and ARE-SAN FRANCISCO NO. 17, LLC dated May 31, 2018.	S-1	04/26/2019	10.17

23.1	Consent of Independent Registered Public Accounting Firm.	S-1/A	05/13/2019	23.1

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).	S-1/A	05/13/2019	23.2

24.1	Power of Attorney. Reference is made to the signature page to the Registration Statement.				X

†	Portions of this exhibit (indicated by asterisks) will be omitted pursuant to a request for confidential treatment and this exhibit will be filed separately with the SEC.
#	Indicates management contract or compensatory plan.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, California on May 17, 2019.

IDEAYA Biosciences, Inc.

By:	/s/ Yujiro Hata
Yujiro Hata President and Chief Executive Officer

Power of Attorney

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yujiro Hata	President, Chief Executive Officer and Director (Principal Executive Officer)	May 17, 2019
Yujiro Hata

/s/ Paul Stone, J.D.	Senior Vice President, General Counsel, Head of Operations (Principal Financial and Accounting Officer)	May 17, 2019
Paul Stone, J.D.

*	Chairman of the Board of Directors	May 17, 2019
John Diekman, Ph.D.

*	Director	May 17, 2019
Scott Morrison

*	Director	May 17, 2019
Terry Rosen, Ph.D.

*	Director	May 17, 2019
Thilo Schroeder, Ph.D.

*	Director	May 17, 2019
Timothy Shannon, M.D.

*	Director	May 17, 2019
Jeffrey Stein, Ph.D.

*By: /s/ Paul Stone, J.D.		May 17, 2019
Paul Stone, J.D.
Attorney-in-Fact